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Exhibit 4.14

Translation of notarised version 11 March 2003

Today appeared the following persons before me the undersigned Notary

1.
Dr. Björn-Axel Dißars, lawyer (* 14 March 1967), with his offices at Warburgstrasse 50, 20354 Hamburg acting not on behalf of himself but pursuant to the power of attorney granted him, a certified copy of which is attached to this Agreement, on behalf of Spirent GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Elmshorn under registration number HRB 1948 and with headquarters at Grosser Moorweg 45, 25436 Tornesch, Germany

(the "Seller");

and

2.
Mr. Wolfgang Hohorst (* 24 March 1935), Schilfgrund 13, 32429 Minden,

3.
Mr. Sven-Michael Hohorst (* 5 March 1963), Artilleriestrasse 5a, 32427 Minden

acting in their capacity as partner of "Gesellschaft bürgerlichen Rechts Wolfgang und Sven-Michael Hohorst",

("Purchaser"),

The person appearing as per 1. above identified himself by presenting his valid identification papers The persons appearing as per 2. and 3. above are personally known to the Notary.

As far as this Contract contains English language provisions, the Notary convinced himself that the person appearing are able to sufficiently understand English. The Notary stated that he is able to sufficiently read and understand English.

The Notary asked the persons appearing whether, unless instructed by all parties jointly, he, besides his official duty as a notary, or any other person being a member of his professional partnership was already involved in the matter being the subject of this recording. The Parties declared that this was not the case.

The Parties asked for recording of the following

SHARE SALE AND PURCHASE AGREEMENT

They stated:

PREAMBLE

A.
Hohorst Familien Holding (Minden) Beteiligungs GmbH is a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2913 and with its headquarters at Hansastrasse 27, 32423 Minden ("Hohorst Minden").

  Hohorst Familien Holding (Schweiz) Beteiligungs GmbH is a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2914 and with its headquarters at Hansastrasse 27, 32423 Minden ("Hohorst Schweiz").

  (Hohorst Minden and Hohorst Schweiz together the "Companies").

B.
The Seller owns one share of € 100 in Hohorst Minden (the "Minden Share") and one share of € 100 in Hohorst Schweiz (the "Schweiz Share")

  (Minden Share and Schweiz Share together the "Shares").

C.
The Seller wishes to sell and the Purchaser wishes to buy the Shares on the terms and subject to the conditions set out in this Agreement.

THEREFORE, the Seller and the Purchaser (collectively the "Parties") agree as follows:

1.
SALE AND PURCHASE

Pursuant to the terms and conditions set forth in this Agreement, the Seller and the Purchaser agree as follows:

The Seller agrees to sell and Purchaser agrees to buy the Shares.

The Shares are sold and purchased free and clear of all encumbrances, together with the right to receive all undistributed dividends in respect of the previous and current business years.

2.
TRANSFER OF SHARES

The Seller hereby transfers the Shares to the Purchaser and Purchaser accepts such transfer.

The transfer of the Shares to the Purchaser is subject to the following conditions precedent (the "Conditions Precedent") having been satisfied.

2.1
The Conditions Precedent are that

(a)
The Set-Off (as defined below) has been made in accordance with Section 3 of this Agreement.

(b)
The Seller on the one hand and Hohorst Minden and Hohorst Schweiz on the other hand have signed an agreement regarding the purchase of shares held by the Seller in WAGO Kontakttechnik GmbH (the "WAGO Kontakttechnik Agreement") before the notary public recoding this Agreement ("Notary") and the conditions precedent of the WAGO Kontakttechnik Agreement have been fulfilled, except for Section 2.1 (f) of the WAGO Kontakttechnik Agreement. The Parties know the WAGO Kontakttechnik Agreement (notary deed no. 316 of notary Dr. Ulrich Hartmann) in its entirety. They waive to attach the WAGO Kontakttechnik Agreement to this deed and to read the WAGO Konakttechnik Agreement.

(c)
The co-shareholders in Hohorst Minden and Hohorst Schweiz have waived their pre-emption rights with respect to the Shares and have consented to the sale and transfer thereof in the form of the draft set out in Exhibit 2.1 (c) (i) for the purpose of the transaction described in the Preamble to this Agreement and (ii) in the event of this Agreement being cancelled pursuant to Section 2.4 and if this right so to cancel arose because of a failure of the Purchaser to comply with its obligation under Section 2.3, and such waivers and consents have been received by the Notary.

(d)
Spirent plc ("Spirent") has issued its guarantee payable on first demand (Bürgschaft auf erstes Anfordern) for all claims for payment that the Purchaser may have against the Seller under this Agreement, substantially in the form of the draft set out in Exhibit 2.1 (d), and the original of such guarantee has been received by the Notary.

2.2
Instruction to the Notary

(a)
The Parties hereby instruct the Notary promptly (unverzüglich) to confirm to the Parties that the Conditions Precedent as per Section 2.1 (b)–(d) have been fulfilled. Such confirmation shall be binding upon them.

(b)
The Parties hereby instruct the Notary to deliver upon fulfilment of all Conditions Precedents

(i)
to the Seller the waivers and consents as per Section 2.1 (c) and

    (ii)
    to the Purchaser the original guarantee as per Section 2.1 (d).

2.3
Obligations of the Parties

  The Seller and the Purchaser undertake to use all reasonable endeavours to ensure that the Conditions Precedent will be satisfied at the earliest possible date.

2.4
Cut-Off Date

  If the Conditions Precedent shall not have been fulfilled by 15 May 2003 the Seller on the one hand and the Purchaser on the other hand shall have the right to cancel this Agreement with immediate effect by giving notice to the respective other Party by registered mail, notifying the Notary of such cancellation in writing, and without any claim for indemnification except as based on a failure to comply with the obligation set out in Section 2.3. The Party who failed to comply with the obligation set out in Section 2.3 shall indemnify the other Party for any losses suffered by it as a result of such failure. The Notary shall promptly upon notification of such cancellation to him hand over the documents as per Section 2.1 (c) and (d) to the Seller; only if this Agreement is cancelled because the condition precedent as per section 2.1 (b) of the WAGO Kontakttechnik Agreement has not been fulfilled, the Notary has to hand over the documents as per Section 2.1 (c) to the Purchaser. If this right so to cancel this Agreement arose because of a failure of the Seller to comply with his obligation under Section 2.3, the Seller shall promptly return the documents as per Section 2.1 (c) to the Purchaser. This Agreement may however only be cancelled together with the WAGO Kontakttechnik Agreement.

3.
PRICE AND SET-OFF

3.1
Purchase Price

  The purchase price ("Purchase Price") for the Shares is

€ 200
(in words: Euro two hundred).

3.2
Set-Off

  The Purchase Price shall not be paid by the Purchaser to the Seller's bank account, but shall be satisfied by way of set-off against the claim which the Purchaser has for reimbursement of the payments on the capital contributions of the Seller related to the Shares in connection with the foundation of the Companies ("Set-Off"). The Seller shall declare the Set-Off promptly after having received the confirmation of the Notary as per Section 2.2 (a). The Seller, being aware of the importance of such prompt notification, shall promptly notify the Purchaser and the Notary once the Set-Off has been made. Upon receipt of such notification the Notary shall promptly confirm to the Parties, with binding effect upon them, that and on what day all Conditions Precedent were fulfilled and the Shares were transferred.

4.
REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

4.1
The Representations and Warranties of the Seller

  The following representations and warranties (the "Representations and Warranties") are given by the Seller to the Purchaser as of the date hereof:

  (a)
  The statements contained in Section B. of the preamble to this Agreement are correct.

  (b)
  The Shares are free of all encumbrances and have never been pledged to any third party and will not be pledged until the Set-Off.

  (c)
  The Seller is not unable to pay its debts and is not over-indebted.

  (d)
  There are no restrictions on the ability of the Seller to sell and transfer the Shares other than contained in the Articles of Association of the Companies and subject to the consent of the shareholders of Spirent as referred to in the conditions precedent of the WAGO Kontakttechnik Agreement. Save the consent of the shareholders of Spirent as per sentence 1, the Seller has obtained all approvals and authorizations, including all corporate actions, which are required by it for the delivery and execution of this Agreement.

4.2
Exclusive Nature

  Except as expressly stated in Section 4.1 the Seller does not make any representations and does not give any warranties in respect of the Shares, the Companies or the Companies' respective business or assets, and the Purchaser expressly acknowledges that it is not relying on any such other representations and warranties and, its partners being chief executives of and shareholders in the Companies, it is intimately familiar with the Companies, their respective business and assets and condition (financial or other) and it therefore does not require any such other representations and warranties.

4.3
Warranty and Covenants of the Purchaser and Indemnification by the Purchaser

(a)
The Purchaser undertakes that Spirent, the Seller and any of their respective affiliates (the "Indemnified Parties") shall be fully and unconditionally released from any liabilities, guarantees or undertaking given by them in respect of the Company and/or its affiliates and/or any former or existing shareholder of the Company other than the Seller (the "Potential Liabilities"). The Purchaser will provide the Seller with such releases at the earliest possible date. If a claim should be raised against any of the Indemnified Parties in respect of any Potential Liabilities the Purchaser shall indemnify such Indemnified Party against, and hold it harmless from, any such claim. The foregoing shall not apply to the guarantee as per Section 2.1 (d).

(b)
The Purchaser warrants that it has title to the claims for reimbursement of the payments on the capital contributions of the Seller related to the Shares in connection with the foundation of the Companies as referred to in Section 3.2.

(c)
The Purchaser shall indemnify the Seller against, and hold it harmless from, any claims which may arise against the Seller in connection with the foundation of the Companies.

5.
CONSEQUENCES OF BREACH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.1
Compensation for Lack of Value

  Should any of the Representations and Warranties in Section 4.1 turn out to be incorrect the Seller having given such incorrect Representation and Warranty shall compensate the Purchaser for the difference, if any, between the actual value of the Shares and the value of the Shares as it would have been if the respective Representation and Warranty had not been incorrect. The Purchaser's aggregate claims for breach of any Warranty or Representation or any other obligation or provision contained in this Agreement shall be limited to an aggregate amount equal to the Purchase Price.

5.2
Other Remedies

  Any other rights, remedies and claims of the Purchaser of any kind in connection with this Agreement, including any rights and claims relating to curing performance (Nacherfüllung), rescission (Rücktritt), refusal to perform contractual obligations (Verweigerung der Erfüllung von Vertragspflichten), specific performance for delivery of a defect-free purchase object (Lieferung einer sach- und rechtsmangelfreien Sache), reduction of the purchase price (Minderung), damages (Schadensersatz), compensation for useless expenses (Ersatz vergeblicher Aufwendungen), breach of pre-contractual duties (culpa in contrahendo), voidance (Anfechtung), rescission or adjustment of this Agreement on the grounds of lapse of fundamental business assumptions (Störung der Geschäftsgrundlage) are expressly excluded. This and the limitation as per Section 5.1 last sentence shall not apply to claims based on actions by the Seller taken with malicious intent (vorsätzlich).

5.3
Period for Asserting Remedies

  The rights set out in Section 5.1 and any remedies available to the Purchaser may be asserted by the Purchaser during a period of thirty (30) years from the date hereof ("Asserting Period"). A right or remedy shall be validly asserted if written notice thereof has been given by the Purchaser to the Seller (i) within fifteen (15) business days of the Purchaser having obtained knowledge of a misrepresentation or breach of a Warranty or Representation and (ii) before expiry of the Asserting Period. Rights and remedies so asserted shall become time-barred three (3) months after notice was given as aforesaid unless the Purchaser has instituted arbitration proceedings or agreement in respect thereof has been achieved among the Seller and the Purchaser during such three months.

6.
NON-SOLICITATION

The Parties hereby agree that for a period of three years following the Closing Date or one year following termination of the trading relationship between WAGO Kontakttechnik GmbH on the one hand and Spirent plc. and certain of its affiliates as per Exhibit 6 on the other hand—whatever occurs later—they shall not, and shall cause their affiliates not to

(a)
solicit, entice, persuade or induce any of the employees to terminate his or her employment with the respective other Party, its affiliates, its parent company or its parent company's affiliates;

(b)
solicit the employment of any such individual;

(c)
approach any such individual for any of the foregoing purposes; or

(d)
assist in taking such actions by any third party;

in each case without prior written consent of the respective other Party or its affiliate being the employer of such individual; provided, however, that this Section shall not prohibit soliciting the employment of any such individual who has been terminated by the respective other Party, its affiliates, its parent company or its parent company's affiliates; and provided, further, that the placement of advertisements in newspapers or journals of general circulation not directed or targeted at any such individuals shall not constitute solicitation for purposes of this Section.

7.
COSTS

Each Party shall bear the cost of its own legal and other advisors incurred in connection with the negotiation, execution and completion of this Agreement and the transaction contemplated hereby as well as any personal taxes arising therefrom. All transfer taxes, notary's and court charges in connection with the execution and completion of this Agreement shall be borne by the Purchaser.

8.
GOVERNING LAW, DISPUTES

8.1
German Law

  This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

8.2
Arbitration

  Any disputes arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The appointing authority shall be the President of the Hamburg Court of Appeals (Präsident des Hanseatischen Oberlandesgerichts in Hamburg). The number of arbitrators shall be three. The place of arbitration shall be Hamburg. The languages that may be used in the arbitral proceedings shall be English and German.

9.
MISCELLANEOUS

9.1
Entire Agreement

  This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all negotiations and previous agreements—whether oral or in writing—with respect to such subject matter.

9.2
Severability

  If any of the provisions of this Agreement shall be or become invalid, this shall not affect the validity of the remaining provisions. The Parties undertake to replace any invalid provisions by such provisions as shall come as close as possible to their commercial intentions in a legally valid manner. The same shall apply if this Agreement should contain an unintentional gap.

9.3
Confidentiality

  The Parties to this Agreement shall keep this Agreement confidential also after the Closing Date and shall only make public announcements as to its contents upon mutual agreement. This does not apply to any disclosure required under the applicable laws, by governmental regulatory bodies, under banking covenants or stock exchange regulations which a Party to this Agreement is subject to. The contents of such disclosure will be communicated to the respective other Party or Parties prior to the disclosure.

  Notwithstanding the above, the Parties may disclose such information to their professional advisors, banks or other financiers that is necessary (i) for the execution and completion of the Agreement and the transaction contemplated hereby or (ii) for the purpose of any discussions with their banks or other financiers or (iii) as the Parties' professional advisors, banks or other financiers may advise; each upon the understanding that suitable confidentiality obligations have been put in place prior to any such disclosure taking place.

9.4
Amendment

  No amendment to this Agreement shall be of any effect unless it is in writing and signed for or on behalf of the Parties hereto, subject to any requirement for notarisation. This shall also apply to any amendment of the present Section 9.4.

9.5
Headings

  The headings in this Agreement are inserted for convenience only and shall not affect the interpretation thereof.

9.6
Gender, Number

  Throughout this Agreement, where such meaning would be appropriate, the masculine gender shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural and vice versa.

9.7
No Assignment

  The Parties shall not assign any rights or obligations hereunder to an affiliate or any third party without the prior written consent of the Seller (if the assignment is proposed to be undertaken by the Purchaser) or the Purchaser (if the assignment is proposed to be undertaken by Seller). The foregoing shall not apply to any assignment of rights hereunder by the Purchaser to Dresdner Bank AG, Bielefeld. The Seller hereby explicitly and irrevocably consents to such assignment.

9.8
Notices

  Any notices provided or required under the terms of this Agreement shall be given in writing and shall be effective immediately when provided by facsimile transmission or personal delivery, or five days after being sent by internationally recognised courier, and addressed as follows:

(a)	If to the Seller	Spirent GmbH Grosser Moorweg 45 25436 Tornesch Germany Attn. Geschäftsleitung Fax no.: 0049 – 4101 – 799 720
	With a copy to	Spirent plc. Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex RH10 2QL, United Kingdom attn. General Counsel Fax no.: 0044 – 1293 – 767 677
(b)	If to Purchaser:	Gesellschaft bürgerlichen Rechts Wolfgang und Sven-Michael Hohorst Schilfgrund 13 32429 Minden attn. Mr. Wolfgang Hohorst Fax no.: 0571 – 38 56 941
10.
INSTRUCTIONS BY THE NOTARY

10.1
The recording Notary instructed that he cannot advise on the effects of English or Swiss law. The Parties accept this and release the Notary insofar from any liability. The Parties agree that the recording Notary thus only has to control and confirm the receipt of the declarations dealing with the fulfilment of the legal effects pursuant to foreign law.

10.2
The recording Notary further instructed that he cannot advise on the tax consequences of this Agreement and its fulfilment. This is the duty of tax authorities or tax accountants.

The recording was interrupted at    and started again on    .

This protocol and its exhibits were read by the Notary to the persons appearing and were accepted and signed by them as follows:

Spirent B.V. By:

Dr. Björn-Axel Dißars
Gesellschaft bürgerlichen Rechts Wolfgang und Sven Hohorst
By

Wolfgang Hohorst	Sven-Michael Hohorst

Exhibit 2.1 (c)

Waiver of Pre-emption Right and Consent to the Sale and Transfer

I herewith waive my pre-emption right with respect to the share of € 100 held by Spirent GmbH in [Hohorst Familien Holding (Minden) Beteiligungs GmbH / Hohorst Familien Holding (Schweiz) Beteiligungs GmbH] (the "Share") and consent to the sale and transfer thereof to Gesellschaft bürgerlichen Rechts Wolfgang and Sven-Michael Hohorst

  (i)
  for the purpose of such sale and transfer of the Share and

  (ii)
  in the event of the agreement between Spirent GmbH and Gesellschaft bürgerlichen Rechts Wolfgang and Sven-Michael Hohorst (the "Agreement") being cancelled due to the conditions precedents of the Agreement not having been fulfilled by 15 May 2003 and if this right so to cancel arose because of a failure of Gesellschaft bürgerlichen Rechts Wolfgang and Sven-Michael Hohorst to comply with its obligation to use all reasonable endeavours to ensure that the conditions precedent of the Agreement will be satisfied at the earliest possible date.

Exhibit 2.1 (d)

Guarantee payable on first demand

[letter head of Spirent plc.]

Guarantee

Spirent GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Elmshorn under registration number HRB 1948 and with headquarters at Grosser Moorweg 45, 25436 Tornesch, Germany (the "Seller");

and

Gesellschaft bürgerlichen Rechts Wolfgang und Sven-Michael Hohorst, represented by its partners Mr. Wolfgang Hohorst and Mr. Sven-Michael Hohorst, Schilfgrund 13, 32429 Minden ("Purchaser"),

have entered into an agreement for the sale and transfer of shares in WAGO Hohorst Familien Holding (Minden) Beteiligungs GmbH and Hohorst Familien Holding (Schweiz) Beteiligungs GmbH (the "Agreement").

We, Spirent plc, hereby give a guarantee ("Bürgschaft") to the Purchaser for all claims for payment that the Purchaser may have against the Seller under the Agreement.

This guarantee is limited to an amount of € 200.00.

This guarantee is payable on the Purchaser's first written demand specifying the amount and legal cause of the Purchaser's claim against the Seller and stating that the Seller has failed to comply with its payment obligation in respect thereof.

This guarantee shall expire when this document is returned to us by or with the consent of the Purchaser or on 11 March 2033, whichever occurs earlier, unless a demand for payment hereunder, complying with the provisions of the preceding paragraph, has been received by us on or before that date.

This document shall be returned to us immediately upon expiry of our guarantee.

Any rights or obligation arising out of this guarantee may only be transferred to a third party with our prior written consent. We hereby explicitly and irrevocably agree to a transfer of rights hereunder to Dresdner Bank AG.

This guarantee shall be subject to German law. Any disputes arising out of or in connection with this guarantee shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The appointing authority shall be the President of the Hamburg Court of Appeals (Präsident des Oberlandesgerichts in Hamburg). The number of arbitrators shall be three. The place of arbitration shall be Hamburg. The language that may be used in the arbitral proceedings shall be German or English.

In the event that any provision of this guarantee should be ineffective, this shall not affect the validity of the remainder hereof.

This guarantee is subject to and shall be governed in accordance with German law.

[...], [...]

Spirent plc.
by:

Exhibit 6

List of Affiliates

1.
HellermannTyton pty Limited

2.
HellermannTyton Ltda

3.
HellermannTyton AB

4.
HellermannTyton AS

QuickLinks

  Exhibit 4.14
SHARE SALE AND PURCHASE AGREEMENT
Exhibit 2.1 (c)
Waiver of Pre-emption Right and Consent to the Sale and Transfer
Exhibit 2.1 (d)
Guarantee payable on first demand
Exhibit 6
List of Affiliates